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                                                                    Exhibit 10.4

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                                  EXHIBIT I-1
                                _______________

                     FORM OF TOLL MANUFACTURING AGREEMENT

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                         TOLL MANUFACTURING AGREEMENT

                                    BETWEEN

                              RUBATEX CORPORATION

                                      AND

                        UNIROYAL TECHNOLOGY CORPORATION


                                 JUNE 10, 1996



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                                       1
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                               TABLE OF CONTENTS
                               -----------------

 1.   Definitions .......................................................    1

 2.   Production by Uniroyal ............................................    3

 3.   Changes in Specifications .........................................    4

 4.   Non-Conforming Products ...........................................    6

 5.   RBX Production Obligations ........................................    7

 6.   Title to Goods; Security Interest .................................    7

 7.   Price; Payment ....................................................    8

 8.   Uniroyal Employees ................................................   10

 9.   Technology License ................................................   10

10.   Removal of Assets .................................................   11

11.   Risk of Loss; Insurance; Indemnification ..........................   11

12.   Notices ...........................................................   14

13.   Force Majeure Events ..............................................   16

14.   Independent Contractors ...........................................   16

15.   Survival ..........................................................   17

16.   General ...........................................................   17
      (a)   Entire Agreement ............................................   17
      (b)   Section Headings ............................................   17
      (c)   Governing Law ...............................................   17
      (d)   Arbitration .................................................   17
      (e)   Counterparts ................................................   18
      (f)   Assignment ..................................................   18
      (g)   Benefit .....................................................   18
      (h)   Amendment ...................................................   18
      (i)   Language ....................................................   18
      (j)   Partial Invalidity ..........................................   18
      (k)   Effectiveness ...............................................   18
      (l)   Additional Provisions .......................................   18

LIST OF EXHIBITS ........................................................   20


                                       2

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      A   -   Description of current Ensolite(R) products ...............   20
      B   -   Description of fixed cost and depreciation expenses .......   20
      C   -   Details of variable costs .................................   20
      D   -   List of initial Support Services to be provided ...........   20
      E   -   Form of monthly documentation of the impact of changes
              in natural gas rates on the prices of the Products ........   20
      F   -   Form of monthly documentation of the impact of production
              increases and the impact of overtime costs ................   20
      G   -   Insurance certificates ....................................   20


                                       3
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                         TOLL MANUFACTURING AGREEMENT
                         ----------------------------

     THIS TOLL MANUFACTURING AGREEMENT (which, together with all exhibits hereto, is hereinafter referred to as the "Agreement"), dated as of the 10th day of June, 1996, is made by and between RUBATEX CORPORATION, 5221 Valleypark Drive, Roanoke, VA 24019-3074 ("RBX"), and UNIROYAL TECHNOLOGY CORPORATION, Two North Tamiami Trail, Suite 900, Sarasota, FL 34236 ("Uniroyal").

     WHEREAS, on June 5, 1996 RBX and Uniroyal entered into an Asset Purchase Agreement (the "Purchase Agreement"), pursuant to which RBX will purchase certain assets (the "Assets") and will assume certain liabilities of the Ensolite Division (the "Division") of Uniroyal; and

     WHEREAS, Uniroyal has granted to RBX an option to purchase an F270 Banbury, including all equipment necessary to operate on a stand-alone basis (the "Optioned Banbury"); and

     WHEREAS, RBX desires the Division to produce Ensolite(R) products in finished or semi-finished state at the plant in Mishawaka, Indiana operated by the Division (the "Plant") during the period between the closing under the Purchase Agreement (the "Closing") and the completion of the removal of Assets from the Plant and to provide certain support services for RBX (which production and services, as more fully described in Section 2(a), are hereinafter referred to as the "Production"); and

     WHEREAS, Uniroyal is willing to cause the Division to engage in the Production and acknowledges that the Purchase Agreement provides Uniroyal incentives to optimize production of the Products (as hereinafter defined) under this Agreement;

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:


1.   DEFINITIONS
     -----------

     (a) "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, losses, expenses and fees, including court costs and attorneys' fees and expenses.

     (b)  "Fiscal 1995" means the twelve-month period ended on October 1, 1995.

     (c) "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks logos and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including customer lists, ideas, research and


                                       4

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development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) the Ensolite trade name, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium. Intellectual Property shall include the above items, regardless of whether they are registered, licensed, or located in the United States or in a foreign country but shall be limited to items that are currently owned by Uniroyal for the sole benefit of the Division or to which the Division has rights. The Intellectual Property consists of "Assigned Intellectual Property," consisting of Intellectual Property used exclusively by the Division, which Uniroyal has assigned to RBX, and "Licensed Intellectual Property," consisting of Intellectual Property used by the Division as well as other divisions of Uniroyal, which Uniroyal has licensed to RBX on a non-exclusive basis.

     (d) "Products" means the current commercially available Ensolite(R) products manufactured in accordance with current Ensolite(R) specifications and formulations as of the date of this Agreement, as described in Exhibit A, which may be amended from time to time during the term of this Agreement, as hereinafter provided. "Commercially available" describes Products that are being manufactured or were manufactured or available in Fiscal 1995 for commercial use rather than research and development or other testing use. Products shall become "commercially available" Products in accordance with past practice of the Division.

     (e) "Specifications" mean ingredients, formulas, processing and testing procedures, quality procedures, finished product specifications and any other specifications of products to be produced under this Agreement. All such Specifications shall be provided in writing to RBX upon closing of the transactions contemplated by the Purchase Agreement (the "Closing").

     (f) "Support Services" are (a) services to support the sales and administration of the Production, all of which have been historically accounted for by Uniroyal as operating expenses as distinguished from cost of goods, and
(b) Additional Support Services (as defined in Section 7(a)(iii).

     (g) "Tolling Period" means the period between the Closing and the completion of the removal of the Assets from the Plant and any cleanup pursuant to the Purchase Agreement, but in no event later than July 31, 1997.

Any term not specifically defined herein shall be defined as set forth in the Purchase Agreement.


2.   PRODUCTION BY UNIROYAL
     ----------------------

     (a)  Production.  During the Tolling Period, Uniroyal shall

          (i) produce Products at the Plant in such quantities as ordered by RBX, from time to time, such Products to be produced in accordance with the Specifications as set forth in Sections 3 through 5 hereof, consistent with mechanical capabilities and prior practice;

          (ii) maintain all goods owned by RBX segregated in distinctly separate areas from all other goods held, owned or otherwise possessed by Uniroyal;


                                       5

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          (iii)  furnish proof that RBX has been added to Uniroyal's applicable insurance policies as an additional named insured or loss payee as its interest may appear;

          (iv) keep the Assets and the Optioned Banbury in good repair, provided that RBX will pay for all repairs that are capital in nature (i.e., have a useful life of more than one year) and exceed $1,000 individually. Uniroyal shall notify RBX in advance of any such capital repairs ;

          (v) deliver the Products in a timely fashion consistent with past practice to RBX or its designees, f.o.b. the Plant;

          (vi) provide security for raw materials, work-in-process and finished Products inventory;

          (vii) consistent with prior practice (any written documentation of which will be supplied to RBX), establish and enforce schedules, including manufacturing, storage and shipping schedules, cost controls, and accounting and reporting systems with respect to the operation of the Plant and Production as required to carry out Uniroyal's obligations hereunder;

          (viii) conduct a physical inventory at least quarterly for work-in-process and annually for raw materials and finished goods, any loss of inventory being the responsibility of Uniroyal; provide an accounting to RBX for inventory at the end of each month; and allow cycle accounting of the inventory from time to time as may be reasonably deemed necessary by RBX;

          (ix) maintain the existing quality control system of the Division in the manner currently performed at the Plant;

          (x) provide Support Services set forth in Exhibit D as requested by RBX; and

          (xi) maintain exclusive responsibility for the operation of the Plant, direction of Support Services, and production of Products (except as otherwise provided in this Agreement).

     (b) Warranty. Uniroyal warrants to RBX that each Product shall conform to the Specifications for such Product set forth in Exhibit A (and that Exhibit A is true, accurate and complete) or, in the case of new products or changes in specified Products requested by RBX, the Specifications mutually agreed upon by RBX and Uniroyal.

     (c) Access. Uniroyal shall permit RBX to have access to only the areas of the Plant used pursuant to this Agreement. Uniroyal will afford RBX technical personnel the opportunity and access to be present when Uniroyal is producing Products. Uniroyal will afford RBX personnel, auditors and other authorized representatives all reasonable opportunity and access to inspect, investigate and perform internal quality and inventory audits for purposes of inspecting Assets and Products, reviewing production methods and systems, and developing a plan for the removal of Assets pursuant to Section 10 during mutually agreed upon times and on reasonable prior notice.


3.   CHANGES IN SPECIFICATIONS
     -------------------------


                                       6

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     (a)  During the Tolling Period, if RBX requests that a change be made in
Specifications of any of the Products, RBX's Designated Representative (as hereinafter defined) shall request such change by written notice to the Uniroyal Designated Representative (as hereinafter defined). Within five (5) working days of such request, the Uniroyal Designated Representative shall inform the RBX Designated Representative in writing of either:

          (i) Uniroyal's agreement to implement the change along with its estimate (which shall not constitute a representation or warranty) as to what effect such change will have on such things as product performance, production costs and processes (including yields and throughputs), and on the Assets, in which event Uniroyal, subject to the obtaining of any necessary license or permit, which Uniroyal shall use its best efforts to obtain promptly, shall implement the change upon written order from the RBX Designated Representative, in accordance with the schedule provided pursuant to Section 5(a); or

          (ii) Uniroyal's refusal to implement the change, which must be based on Uniroyal's reasonable belief that the change would be unsafe, would violate applicable laws or regulations, could require the consent of a third party which could not reasonably be obtained, or would be uneconomical or unfeasible without making a capital expenditure, in which event the change shall not be implemented unless and until Uniroyal's objections have been resolved to the reasonable satisfaction of Uniroyal and RBX. Uniroyal and RBX shall cooperate and work in good faith to so resolve such objections.

     (b) At RBX's request Uniroyal will produce samples of new products as developed by RBX to RBX's designated formula or produce samples required for a revised formula for a commercial product, except in the case Uniroyal reasonably determines that the formula exceeds reasonable safety limitations or would otherwise violate any applicable law or regulation. RBX will provide any technical support that may reasonably be requested by Uniroyal in connection with such products. For a new product or a Product where a revised formulation is requested, a mutually agreed upon cost will be determined. During the testing period RBX will be responsible for scrap and all costs associated with such new products, except to the extent that such costs are caused by errors made by Uniroyal in the testing or Production of such new products. For seven (7) production runs of such product without modification, RBX and Uniroyal will estimate a targeted cost level for each product. After seven (7) production runs of such product without modification, scrap costs will be adjusted to reflect the actual production experience, and variable costs will be adjusted accordingly. At that time RBX and Uniroyal will agree on the addition of such product to Exhibit A and it will be treated as a "commercially available" Product under this Agreement.

     (c) All communications relating to changes under this Section 3 shall be made only by written request signed by the Roger Smith of RBX (or his successor) on behalf of RBX (the "RBX Designated Representative") or by the Plant Manager on behalf of Uniroyal (the "Uniroyal Designated Representative"), as the case may be, and the parties agree that neither party is authorized to take any action under this Section 3 at the request of any person who is not the respective Designated Representative of the party sought to be bound. Each party may change its Designated Representative by written notice given as provided in
Section 12.

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     (d)  Uniroyal will not make any changes in the ingredients or
Specifications of the Products as set forth in Exhibit A (except as otherwise provided in this Section 3) without the prior written approval of RBX.

4.   NON-CONFORMING PRODUCTS
     -----------------------

     (a) Uniroyal will notify RBX promptly and in writing of any raw materials that it receives that do not meet Uniroyal's Specifications ("Off-Spec Raw Materials"). RBX will then notify Uniroyal within 48 hours after receipt of such notice whether (1) Uniroyal should reject such Off-Spec Raw Materials, in which case Uniroyal will return such Off-Spec Raw Materials to the supplier, or (2) Uniroyal should use such Off-Spec Raw Materials in production, in which case RBX will be responsible for any non-conformance of Products incorporating such Off-Spec Raw Materials.

     (b) If Uniroyal does not receive notice from RBX within 48 hours after Uniroyal's notice pursuant to Section 4(a), Uniroyal shall reject the Off-Spec Raw Materials and return them to the supplier. Uniroyal shall have no liability under this Agreement for any delay caused by the return of any Off-Spec Raw MaterialS under this Section 4.

     (c) RBX will be responsible for the disposition and replacement of Products not meeting Specifications where the non-conforming condition is the result of the Off-Spec Raw Materials supplied by or at the direction of RBX or the failure to meet Specifications results from a process change specified in writing by RBX. RBX will reimburse Uniroyal for its additional out-of-pocket costs incurred by reason of the non-conformance, to include, without limitation, overtime wage costs.

     (d) Uniroyal will be responsible for the disposition and replacement of Products not meeting Specifications for reasons other than Off-Spec Raw Materials or changes specified in writing by RBX. Such disposition and replacement will be at no additional cost to RBX. Any disposition of non-conforming Products hereunder will not be subject to any non-competition agreement between RBX and Uniroyal and will be on conditions, including pricing, determined by Uniroyal. Uniroyal will give RBX a right of first refusal to purchase such Products within ten (10) days following receipt by RBX of written notice thereof. If RBX fails to exercise such right, Uniroyal may dispose of the ProductS as it sees fit; however, Uniroyal will not market such Products as first quality Products or under the Ensolite name.

     (e) If no agreement can be reached between the parties as to the cause of the failure to meet Specifications, the parties will negotiate a settlement of the disagreement. If the parties are unable to reach a settlement, they will arbitrate their disagreement as provided in Section 16(d).

5.   RBX PRODUCTION OBLIGATIONS
     --------------------------

     (a) Quantity Forecasts. Uniroyal will continue to make forecasts for future production of Products in substantially the same manner as it has at the date of this Agreement. On or before the date of the Closing, Uniroyal will provide to RBX a forecast of the firm requirements for the next two (2) weeks and estimated requirements for the following three (3) weeks. Thereafter, by 12:00 noon, E.S.T., each Friday during the Tolling Period Uniroyal will provide to RBX a forecast of the firm requirements for the next two (2) weeks and estimated requirements for the following three (3) weeks. RBX will send written consent to the production schedule in response within four (4) days after receipt of each forecast. If Uniroyal does not receive a response from RBX within the four (4) days, Uniroyal shall proceed with

                                       8
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Production as though RBX had consented to the forecast.  Lead times for
Production will be consistent with Uniroyal's existing quality systems. Uniroyal reserves the right to schedule preventive maintenance if required, in Uniroyal's sole discretion.

     (b) Raw Materials. RBX will supply, at its own expense and on a timely basis, all raw materials to be used in Production to the Division's Specifications in quantities based on Uniroyal's Fiscal 1995 historical utilization rates on a product-by-product basis. Uniroyal will supply RBX with written verification of receipt of raw materials from suppliers to the Plant and a requisition of materials used by Uniroyal for Production hereunder. Costs of raw materials will be developed based on Fiscal 1995 costs for individual Ensolite/R/ products, including a scrap allowance rate. A scrap rate not to exceed the scrap rate incurred by Uniroyal in Fiscal 1995 for the production of Ensolite/R/ Products will be allowed for each Product scheduled for Production. The risk/reward for exceeding/improving on the historic scrap levels will accrue to Uniroyal.

6.   TITLE TO GOODS; SECURITY INTEREST
     ---------------------------------

     (a) Title to Goods. Title to all raw materials, work-in-process inventory and completed Products and products related to Production will remain in RBX at all times free and clear of any lien, pledge, security interest, claim, charge, easement, restriction, or encumbrance of any kind or nature whatsoever (including taxes that have been or were created by or during or prior to the period of Uniroyal's ownership of the Division or the Assets). Notwithstanding that title to such goods shall be in RBX, all risk of loss, damage to, or destruction of such goods, except as results from the sole direct negligence of RBX, shall pass to Uniroyal upon delivery of such goods to the Plant and shall remain in Uniroyal during its possession of such goods.

     (b) Security Interest. All raw materials, work-in-process and finished goods inventory held by Uniroyal pursuant to this Agreement are subject to a Security Interest in favor of RBX, and Uniroyal will take all reasonable steps to protect the Security Interest of RBX in such property. At the Closing, Uniroyal will execute financing statements and such other documents as RBX may reasonably deem necessary to protect its Security Interest. Uniroyal will not take any action that would impose on the Assets or the raw materials, work in process or finished goods inventory any liens, encumbrances, Security Interests of others, or taxes that have been or were created by or during or prior to the period of Uniroyal's ownership of the Division or the Assets.

7.   COST; SERVICES; PRICE; PAYMENT
     ------------------------------

     (a) Price. Price will be a function of fixed costs, variable costs, and Support Services.

          (i) Fixed costs. RBX will pay for fixed costs, exclusive of depreciation expense, at the rate incurred by Uniroyal in Fiscal 1995, less taxes related to Assets (including inventory) and the Optioned Banbury plus (a) a three percent (3%) increase for salaries and wages, including fringe benefits, and (b) depreciation expense other than the deprecation expense incurred for Assets purchased or the Optioned Banbury. The fixed costs and depreciation expense to be paid by RBX are detailed in Exhibit B.

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The monthly rate for the fixed costs will be constant for the first six months of the Tolling Period at $323,250 per month and thereafter will be adjusted monthly with a thirty (30)-day written advance notification by mutual agreement to reflect the removal of Assets by RBX from the Plant.

          (ii) Variable Costs. RBX will pay for variable costs at the same rate as the variable costs incurred by Uniroyal for production of Ensolite/R/ products in Fiscal 1995, plus a three percent (3%) increase for salaries and wages, including fringe benefits, and the actual amount of any increase in natural gas costs attributable to Production of Ensolite/R/ Products above the rate for such costs incurred by Uniroyal in Fiscal 1995. The variable costs for each Product expected to be produced, exclusive of the impact of any increase in natural gas costs, are detailed on Exhibit C. Variable costs will be adjusted to reflect changes in Specifications requested by RBX and, upon mutual agreement, they may be adjusted to reflect increases in volume levels above levels for comparable periods in Fiscal 1995, as detailed in Exhibit F.

          (iii) Support Services.
                ----------------

          (A) The parties acknowledge that during the Tolling Period RBX may require Uniroyal to supply some level of Support Services. Uniroyal will supply such Support Services to RBX and charge RBX at Uniroyal's cost, which will be the same as the rate of costs of such Support Services that Uniroyal incurred in Fiscal 1995 plus a three percent (3%) increase for salaries and wages, including fringe benefits. The initial Support Services to be provided immediately after closing of the transaction and the related costs thereof are detailed on Exhibit
D. The level of Support Services may thereafter be reduced by RBX by giving Uniroyal thirty (30) days' advance notice.

          (B) In addition to the initial Support Services described on Exhibit D, Uniroyal's information systems personnel will train RBX employees how to: (w) properly use all of Uniroyal's computer software that will be transferred to RBX pursuant to the Purchase Agreement (the "Software"); (x) maintain the Software properly; (y) maintain the modifications to the original Software properly; and
(z) create user documentation and system documentation for all modifications to the Software to ensure trouble free future operation of the Software (collectively, the "Additional Support Services"). Notwithstanding anything to the contrary in this Agreement, there shall be no charge for the Additional Support Services, provided, however, that Uniroyal shall only be required to provide these Additional Support Services which are reasonable in time and scope such that RBX will obtain a basic working knowledge of the software and the related systems, and such that the services will not unduly interfere with the other work duties of those Uniroyal employees covered by this Section. Notwithstanding anything to the contrary in this Agreement, and notwithstanding an earlier termination of this Agreement, Uniroyal covenants to provide the Additional Support Services for a period commensurate with the Tolling Period set forth herein.

          (iv) Natural Gas Costs. Within ten (10) days after the end of each month, Uniroyal will supply to RBX documentation in the form of Exhibit E detailing the impact of changes in natural gas rates as they relate to the month's production of Ensolite/R/ Products and an invoice for the resulting change in such costs from those incurred by Uniroyal in the corresponding month in Fiscal 1995. After review and acceptance of the supporting documentation, RBX will reimburse Uniroyal for such increase within ten (10) days after the date of Uniroyal's invoice. For any month in which gas rates stay the same as or decrease from the level in the corresponding month in Fiscal 1995, no payment will due from RBX to Uniroyal under this Section 7(a).

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     (b)  Payment
          -------

          (i) Invoicing. Uniroyal will invoice RBX in arrears (a) on the fifteenth and final day of each fiscal month of Uniroyal (or the closest business day to each of such dates) for fixed costs and Support Services, and
(b) weekly for variable costs for finished goods produced and any costs under
Section 3(b). The invoice for variable costs will detail the finished goods produced extended by their variable costs. The amount due will be reduced by the quantity of raw materials requisitioned by Uniroyal from raw material inventory during the week extended by their standard costs. Within sixty (60) days after the end of the Tolling Period, Uniroyal shall provide RBX with a final invoice detailing all remaining costs for which RBX is responsible for payment pursuant to this Agreement. RBX will remit payment within ten (10) days after the date of each invoice, except that, where an invoice or a portion of the invoice is being disputed in good faith by RBX, RBX will remit payment for only the undisputed portion until the dispute has been resolved. If the parties are unable to resolve any undisputed portion of any invoice, the dispute will become the subject of arbitration pursuant to Section 16(d).

          (ii) Reduction of payments. In the event that Uniroyal fails or is unable to produce or deliver Products for RBX for a period of ten (10) consecutive days during the Tolling Period, RBX will be entitled to reduce payments due or becoming due to Uniroyal under this Agreement by the amount of expense incurred by RBX by reason of such failure or inability; provided that such expense shall be limited to raw materials, freight charges and variable and fixed costs hereunder. The reduced payments will be quantified by mutual agreement of RBX and Uniroyal within thirty (30) days after the date of the failure or inability. Upon such agreement the reduction will be applied only to fixed costs until the full amount of the reduction has been credited. The foregoing reduction shall not apply to situations in which the non-conformance results from Off-Spec Raw Materials or deviations, in either case requested or specified by RBX, from the Specifications at the date of this Agreement. Notwithstanding the foregoing, in the event of and during the continuation of a Force Majeure Event, RBX shall have no obligation to pay for the fixed costs. If the aforesaid payments are insufficient to cover the loss, Uniroyal will compensate RBX directly.

8.   UNIROYAL EMPLOYEES
     ------------------

     (a)  RBX hereby acknowledges and agrees that:

          (i)  Uniroyal shall have sole authority to determine:

               (A) the means and details of all work performed by all full-time and/or part-time employees of Uniroyal, and

               (B) all wages, hours, awards, disciplinary or corrective action and any other terms and conditions of employment of all full-time and/or part-time employees of Uniroyal.

          (ii) If RBX has any concern with respect to the performance or conduct of any employee of Uniroyal, RBX shall notify Uniroyal in writing of such concern, and Uniroyal shall have sole authority to determine the appropriate action (if any) to be taken.

           (iii) Notwithstanding anything to the contrary contained or implied in this Agreement, RBX shall not as a consequence of its being a party to this Agreement be required to be a party to any employment matters (including, but not limited to, any collective bargaining agreement to which Uniroyal is party), and Uniroyal shall have sole authority to bargain or otherwise deal with any labor organization which is now, or may hereafter become, the lawful collective bargaining representative of employees of Uniroyal.

     (b)   Uniroyal represents and warrants to RBX that:

           (i) Except as disclosed in Section 3(v) of the Disclosure Schedule to the Purchase Agreement, the Division is not party to or bound by any collective bargaining agreement or relationship with any labor organization. With respect to the Division, except as disclosed in Section 3(v) of the Disclosure Schedule to the Purchase Agreement, to the Knowledge of Seller, and to the knowledge of any of the directors and officers (and employees with responsibility for employment matters) of the Division (i) no executive, key employee or group of employees has any plans to terminate employment; (ii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;
     (iii) no union organizing campaigns are underway and no other question concerning representation exists; (iv) no labor strike, work stoppage or slowdown, or other material labor dispute is underway; (v) there is no employment-related charge, complaint, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation by the Division of any law, regulation or contract.

           (ii) Any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied, including but not limited to obligations relating to the effects on bargaining unit employees of the transaction contemplated by this Agreement or the Tolling Agreement. The Division has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification ("WARN") Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before Closing or before expiration of the Tolling Agreement without advance notification to the Buyer.

9.   TECHNOLOGY LICENSE
     ------------------

     (a) RBX has, or will by the Closing have, acquired from Uniroyal certain rights to the Intellectual Property.

     (b) RBX hereby grants to Uniroyal a non-exclusive, royalty-free right and license to use the Assigned Intellectual Property to make Products for RBX hereunder. The license rights granted herein are expressly limited to the Production as ordered by RBX during the Tolling Period.

     (c) Uniroyal agrees that it will not use the Assigned Intellectual Property for any purpose other than for the Production and will treat it as Confidential Information, as defined in the Purchase Agreement. Uniroyal shall continue to have its existing rights to the software used by the banbury that it is retaining and all other Licensed Intellectual Property.

     (d) Uniroyal agrees that, except in Production hereunder, it will not use the Licensed Intellectual Property in any business in which the Division is engaged at the date of Closing and that it will not transfer or license any interest in such Licensed Intellectual Property (except the software associated with the banbury being retained by Uniroyal) to any entity which is engaged in any business in which the Division is engaged at the date of Closing.

10.  REMOVAL OF ASSETS
     -----------------

     During the Tolling Period, RBX will, from time to time, remove Assets from the operation. RBX will coordinate removals with Uniroyal to facilitate a smooth transition and minimal disruption of Production and in any event will use its best efforts to give Uniroyal at least a thirty (30)-days' prior notice of each such removal that will substantially curtail production or may affect other businesses of Uniroyal in the Plant. RBX will comply with the cleanup provisions of the Purchase Agreement in connection with any such removal.

11.  RISK OF LOSS; INSURANCE; INDEMNIFICATION
     ----------------------------------------

     (a) During the time that the Assets and Products (including raw materials, work-in-process and finished goods inventory) are within the control of Uniroyal or are located at the Plant, Uniroyal shall be responsible for all damage to or loss of the Assets arising out of, resulting from or related to any intentional or negligent act or omission of Uniroyal or its affiliates, employees or agents.

     (b)  Uniroyal shall:

          (i) protect any raw materials, work-in-process or finished goods inventory subject to this Agreement and keep the Assets and Products in good repair and not alter or modify the Assets or Products in any way, except with the prior written consent of RBX or except (with respect to capital repairs) as otherwise provided in this Agreement;

          (ii) not remove the Assets or Products to a location other than their present location at the Plant without RBX's prior written consent;

          (iii) not create or suffer to exist any mortgage, pledge, encumbrance, lien or charge of any kind upon the Assets, Products or any raw materials, work-in-process or finished goods inventory subject to this Agreement; and

          (iv) identify the Assets, Products, raw materials, work-in-process or finished goods inventory subject to this Agreement in such manner as RBX shall reasonably require.

     (c) Uniroyal shall execute any document which in the reasonable opinion of RBX is appropriate or desirable to protect the interest of RBX in the Assets or the raw materials, work-in-process or finished goods inventory subject to this Agreement or to evidence the fact that the same is owned by RBX.

     (d) In the event that the Assets or any part thereof shall be destroyed, lost, stolen, damaged or rendered unfit for normal use for any reason whatsoever, Uniroyal shall promptly notify RBX thereof and include in such notice its estimate of the amount of the loss, and take such emergency action as may be reasonably required to prevent further damage thereto, and shall use its best efforts to repair or replace the same promptly with another part of equipment of like kind and such replacement part of equipment shall immediately become part of the Assets for all purposes.

     (e) Uniroyal shall obtain and maintain all governmental licenses and permits necessary to operate the Plant and discharge its obligations hereunder in compliance with all applicable rules, laws and regulations, whether state or federal, including, but not limited to, those relating to (i) the treatment, storage and disposal of all waste materials, whether hazardous or not; (ii) the discharge of air emissions or effluent; and (iii) otherwise concerning pollution, the environment or the protection of health and safety.

     (f) Uniroyal shall be solely responsible for all environmental matters in connection with the Production, including, but not limited to, the cleanup of spills, the discharge of effluent or emissions (whether or not permitted) and the disposal of all waste materials arising out of, connected with or resulting from all activities conducted by Uniroyal hereunder, including, without limitation, storage and use of materials, the operation of the Plant or Production of Products hereunder. Uniroyal may refuse to run trials or accept orders for any reformulations or new products if Uniroyal believes that such production could increase Uniroyal's liability in any material respect under this Section 11. Subject to the limitations in Section 6(d) of the Purchase Agreement, RBX shall be responsible for any environmental consequences of the acts of RBX or any of its employees, agents or advisors.

     (g) Uniroyal shall indemnify and hold harmless RBX, its directors, officers, employees and agents from Adverse Consequences arising out of, resulting from or related to:

         (i) injury to persons (including employees and agents of Uniroyal), including illness or death, and for damages to property arising out of, resulting from or related to the Plant, or the operation or use of the Plant by Uniroyal, its employees or agents; or

         (ii) any failure of Uniroyal to perform or observe any term, provision, covenant or agreement to be performed or observed by Uniroyal pursuant to Sections 2, 3(a)(i), 3(d), 4(a), 4(d), 6, 8(c), 9(c), 9(d), 11, 15, and 16(l) of this Agreement.

         (iii) any Division collective bargaining agreement or relationship (none of which are assumed by RBX), and any other claim of any sort whatsoever brought by or pertaining to employees of Uniroyal (who are employed by the Division), applicants for employment, or their representatives, including but not limited to any claim of labor law "joint employer" liability.

RBX shall indemnify and hold harmless Uniroyal and its directors, officers, employees and agents from Adverse Consequences arising out of, resulting from, or related to products liability claims arising in connection with Products produced hereunder that meet the Specifications set forth on Exhibit A or involve Off-Spec Raw Materials or a material process change specified in writing by RBX. Such indemnification shall be provided to the extent of RBX's insurance coverage for such matters.

In the event that Uniroyal breaches (or in the event that any third party alleged facts that, if true, would mean that Uniroyal has breached) any of its obligations under this Section 11, then Uniroyal agrees to indemnify RBX from and against the entirety of any Adverse Consequences RBX may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by, but only to the extent of the breach (or the alleged breach); provided however, that Uniroyal shall not have any obligation to indemnify RBX from and against any Adverse Consequences by reason of any such breach (or alleged breach) under this Agreement until RBX has suffered or incurred Adverse Consequences (A) of $25,000 in respect of each incident for a claim other than for loss of business, provided that Uniroyal's liability for the aggregate of payments in respect of such claims shall be limited to $500,000 or (B) of an aggregate of $100,000 for loss of business. Uniroyal's aggregate obligation to indemnify RBX pursuant to (A) and (B) above and any other indemnification obligation under this Agreement shall be capped at $3 million. Nothing in this Agreement shall limit Uniroyal's and RBX's indemnification rights and obligations under the Purchase Agreement.

     (h) During the term of this Agreement, Uniroyal shall effect and maintain, with reputable insurance companies, or through self-insurance programs, insurance on such of its property and the Assets, and against such liabilities in at least such amounts, against at least such risks and with such deductibles or self-insured retentions as in each case are customarily insured against in the same general area by companies engaged in the same or a similar business or consistent with the past practices of Uniroyal. The costs for such insurance shall be included in Exhibit B. RBX shall be designated as an additional party insured under Uniroyal's Comprehensive General Liability, Comprehensive Automobile Liability, and umbrella or excess liability insurance policies and as a loss payee under Uniroyal's "all risk" property insurance policy, in each case to the extent of its interest hereunder, and no such insurance shall be cancelled without thirty (30) days' prior written notice to RBX. Certificates evidencing all such insurance coverage shall be contained in Exhibit F.

     (i) If any legal proceedings are instituted or any claim or demand is asserted by any person not a party to this Agreement in respect of which one party (the "Indemnitee") may seek payments from the other (the "Indemnitor") under this Agreement, the Indemnitee shall promptly cause written notice of the institution of the legal proceedings or the assertion of any claims or demands of which it has knowledge and which is covered by the indemnification provisions hereof to be forwarded to the Indemnitor. Failure to give such notice in a timely fashion shall be deemed a waiver of the Indemnitee's rights to indemnification with respect to such proceeding, claim or demand. The Indemnitor shall have the right, at its option and expense, using counsel of its own choice, to control the defense of such proceeding, claim or demand which relates to any Adverse Consequences indemnified against hereunder. The Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. To the extent that the Indemnitor elects not to defend such proceeding, claim or demand and the Indemnitee defends against, settles or otherwise deals with any such proceeding, claim or demand, which settlement may be made without the consent of the Indemnitor, the Indemnitee will act reasonably and in accordance with its good faith business judgment. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

     (j) RBX expressly disclaims all responsibility for injury to persons (including death) or for damage to property arising out of, resulting from or related to the presence of the Assets in the Plant or the use or operation of the Plant by Uniroyal, its employees or agents or others except to the extent such injury or damage is caused by the negligence of RBX or in connection with the removal of Assets.

12.  NOTICES
     -------

     (a) All notices and communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally or mailed first-class, postage prepaid, registered or certified mail, or by facsimile transmission to the following addresses, except as otherwise specified herein:

          If to Uniroyal:

               Vice President and General Manager
               Ensolite Division, Uniroyal Technology Corporation. 312 North Hill Street
               Mishawaka, Indiana 46544
               facsimile number (219) 256-8871

          with a copy to:

               Uniroyal Technology Corporation
               Two North Tamiami Trail, Suite 900
               Sarasota, Florida 34236
               Attention: Vice President & General Counsel facsimile number (941) 361-2214

          If to RBX:

               President
               RBX Corporation
               5221 Valleypark Drive
               Roanoke, VA 24019-3074
               facsimile number (540) 561-6027

          with a copy to:

               John Fitzgerald, Esq.
               Kirkland & Ellis
               655 Fifteenth Street, N.W.
               Washington, D.C. 20005
               facsimile number (202) 879-5200

All reports required to be delivered hereunder shall also be addressed as provided in this Section 12.

     (b) All payments required to be made by RBX hereunder shall be addressed to:

               Uniroyal Technology Corporation
               Two North Tamiami Trail, Suite 800
               Sarasota, FL 34236
               Attention: Accounts Receivable

     (c) Either party may change the address to which any communication, report or payment is to be directed to it by giving written notice to the other in the manner provided in this Section 12.

13.  FORCE MAJEURE EVENTS
     --------------------

     The time for performance by either party hereunder may be extended for any failure of or delay in performance of its obligations under this Agreement to the extent that such failure or delay is due to any act of God , the other party or the public enemy; fire, flood, war, civil disturbance, sabotage, insurrection, blockade, embargo, explosion, tornado or other major storm; damage to its plant, labor dispute (involving a supplier of goods or services or caused by RBX, but such "cause" shall not include RBX's purchase of the Assets); act of any governmental body (whether civil or military, foreign or domestic), including without limitation eminent domain and condemnation proceedings, any peril of the seas and other waters; failure or delay of machinery or equipment (other than by reason of failure to maintain the machinery or equipment), delay in the shipment of materials, supplies, equipment (other than by reason of failure to maintain the equipment), or delay in transportation, (collectively referred to herein as "Force Majeure Events"). Each party shall use reasonable efforts to minimize the duration and consequences of any failure of or delay in performance resulting from a Force Majeure Event. RBX shall have the right to extend the term of the Tolling Period if a Force Majeure Event materially adversely affects the Production, but a Force Majeure Event shall not extend the expiration of the Tolling Period by more than six (6) months and in no event beyond July 31, 1997.

14.  INDEPENDENT CONTRACTORS
     -----------------------

     The relationship of Uniroyal to RBX shall be that of vendor and vendee of goods and services, and nothing herein contained shall be construed as (a) creating any other relationship or (b) to limit in any way the relationship and obligations set forth in the Purchase Agreement. Uniroyal shall accept exclusive liability for the payment of any taxes or contributions for social security, unemployment and workers' compensation insurance, old age payments, annuities, retirement benefits required by law which are measured by wages, salaries, or other remuneration paid by Uniroyal to any and all persons employed by it in the performance of its obligations hereunder, and Uniroyal shall comply with all valid federal and state administrative regulations respecting the assumption of liability for any of the aforesaid taxes or contributions. Uniroyal agrees to hold RBX harmless from and against any and all liability for the delay or failure of Uniroyal to pay all such taxes or contributions. RBX shall have no responsibility for any of the foregoing.

15.  SURVIVAL
     --------

     The obligations of the parties hereunder shall not survive the termination or expiration of this Agreement, except that claims under Section 11(g) shall survive until eighteen (18) months after the delivery of or failure to deliver any Product as to which a claim may be made, except that any such claim concerning underlayment for Astroturf shall survive until twenty-four (24) months after the date of delivery of or failure to deliver the Product.

16.  GENERAL
     -------

     (a) Entire Agreement. This Agreement and the Purchase Agreement, including the exhibits hereto and thereto, set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, arrangements, and understandings between the parties relating to the subject matter hereof and thereof, and no representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement or the Purchase Agreement has been made by any party which is not set forth in this Agreement or the Purchase Agreement, including the exhibits hereto and thereto, or the documents referred to herein and therein, and no party shall be bound by or liable for any such representation, promise, inducement or statement of intention not so set forth. Without limiting the foregoing, the post-closing covenants in Section 6 of the Purchase Agreement shall apply to the relationship of RBX and Uniroyal under this Agreement, as though such covenants were restated herein.

     (b) Section Headings. The section headings contained in this Agreement are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement or any provision hereof.

     (c) Governing Law. This Agreement shall be governed by the laws of the State of Indiana, excluding the conflict-of-laws provisions thereof.

     (d) Arbitration. Uniroyal and RBX hereby irrevocably submit in any dispute, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby to binding arbitration under the rules of the American Arbitration Association. In the event of a dispute, each of the parties shall select one arbitrator; the two arbitrators shall attempt to decide the dispute; in the event that the two arbitrators are unable to agree, they shall choose a third arbitrator, who shall resolve the dispute.

     (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement.

     (f) Assignment. This Agreement may not be assigned by either party hereto without the consent of the other.

     (g) Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event of any permitted assignment, the transferor and the transferee shall be jointly and severally liable for the obligations of the transferor.

     (h) Amendment. This Agreement may be amended, superseded or cancelled, and any of the terms hereof may be waived only by a written instrument specifically referring to this Agreement and specifically stating that it amends, supersedes or cancels this Agreement or waives any of its terms, executed by all parties (or, in the case of a waiver, by the party waiving compliance). The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any breach of any provision of this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of such breach, or a waiver of any breach of any other provision.

     (i) Language. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any person. The term, "including" as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.

     (j) Partial Invalidity. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     (k) Effectiveness. The parties' obligations under this Agreement are conditional upon the Closing, the occurrence of which is subject to various conditions set forth in the Purchase Agreement. This Agreement shall become operative if and when the Closing occurs and shall be null and void if the Closing does not occur for any reason.

     (l) Additional Provisions. Sections 10(b) (Third Party Beneficiaries), 10(j) (Construction) and 10(n) (Specific Performance) of the Purchase Agreement are incorporated herein and made a part hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

UNIROYAL TECHNOLOGY                        RUBATEX CORPORATION
CORPORATION


By:                                        By:
   ---------------------------------------    ----------------------------
   George J. Zulanas, Jr., Vice President,    Frank H. Roland, President
   Treasurer & Chief Financial Officer

LIST OF EXHIBITS TO TOLL MANUFACTURING AGREEMENT

A  -  Description of current Ensolite(R) products

B  -  Description of fixed cost and depreciation expenses

C  -  Details of variable costs

D  -  List of initial Support Services to be provided

E - Form of monthly documentation of the impact of changes in natural gas rates on the prices of the Products

F - Form of monthly documentation of the impact of production increases and the impact of overtime costs

G  -  Insurance certificates

[THESE EXHIBITS HAVE BEEN INTENTIONALLY OMITTED FROM THIS 10-Q FILING BECAUSE THEY ARE NOT MATERIAL TO THE UNDERSTANDING OF THE TERMS OF THE TOOL MANUFACTURING AGREEMENT. RBX CORPORATION WILL PROVIDE THESE EXHIBITS TO THE SEC UPON REQUEST]